					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

		Fiscal year ended
		September 30,	October 1,	October 2,
		2023	2022	2021
Operating income, as reported		$195,820	$178,185	$176,268
Restructuring and other charges		23,094	2,021	3,267
Adjusted operating income		218,914	180,206	179,535
Tax rate		13.0%	13.0%	13.0%
Adjusted operating income (tax-effected)		$190,455	$156,779	$156,195
Average invested capital		$1,425,626	$1,207,357	$1,014,742
ROIC		13.4%	13.0%	15.4%
WACC		9.0%	9.3%	8.1%
Economic Return		4.4%	3.7%	7.3%

Average Invested Capital	Fiscal 2023
	September 30,	July 1,	April 1,	December 31,	October 1,	Average invested capital
	2023	2023	2023	2022	2022
Equity	$1,214,382	$1,184,362	$1,182,382	$1,150,259	$1,095,731
Plus:
Debt and finance lease obligations - current	240,205	304,781	294,011	329,076	273,971
Operating lease obligations - current (1)	8,363	8,772	8,358	8,878	7,948
Debt and finance lease obligations - long-term	190,853	187,468	188,730	187,272	187,776
Operating lease obligations - long-term	38,552	40,515	31,257	32,149	33,628
Less:
Cash and cash equivalents	(256,233)	(252,965)	(269,664)	(247,880)	(274,805)
	$1,436,122	$1,472,933	$1,435,074	$1,459,754	$1,324,249	$1,425,626

Average Invested Capital	Fiscal 2022
	October 1,	July 2,	April 2,	January 1,	October 2,	Average invested capital
	2022	2022	2022	2022	2021
Equity	$1,095,731	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	273,971	250,012	222,393	151,417	66,313
Operating lease obligations - current (1)	7,948	8,640	9,266	9,507	9,877
Debt and finance lease obligations - long-term	187,776	184,707	186,069	187,075	187,033
Operating lease obligations - long-term	33,628	32,270	34,347	36,343	37,970
Less:
Cash and cash equivalents	(274,805)	(276,608)	(307,964)	(217,067)	(270,172)
	$1,324,249	$1,257,211	$1,184,702	$1,211,370	$1,059,253	$1,207,357

Average Invested Capital	Fiscal 2021
	October 2,	July 3,	April 3,	January 2,	October 3,	Average invested capital
	2021	2021	2021	2021	2020
Equity	$1,028,232	$1,020,450	$1,013,952	$1,006,959	$977,480
Plus:
Debt and finance lease obligations - current	66,313	60,468	50,229	148,408	146,829
Operating lease obligations - current (1)	9,877	9,130	9,314	9,351	7,724
Debt and finance lease obligations - long-term	187,033	187,690	188,730	188,148	187,975
Operating lease obligations - long-term	37,970	33,193	34,751	37,052	36,779
Less:
Cash and cash equivalents	(270,172)	(303,255)	(294,370)	(356,724)	(385,807)
	$1,059,253	$1,007,676	$1,002,606	$1,033,194	$970,980	$1,014,742

(1)	Included in other accrued liabilities on the Consolidated Balance Sheets.